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                                                                   Exhibit 99.1


Contact:          Stephen P. Miller
                  Senior Vice President and Chief Financial Officer
                  (310) 952-1450


                LEINER HEALTH PRODUCTS RECEIVES WAIVER EXTENSION
                                  FROM LENDERS


CARSON, CA, MARCH 30, 2001 - Leiner Health Products Inc. today announced that it has reached an agreement with its lenders to extend its previously announced waiver letter from March 30 to April 12, 2001.

As previously announced, Leiner entered into a waiver letter with its lenders on February 14, 2001 under which the lenders agreed to waive events of default under its amended credit agreement for a limited time period. The waiver was originally scheduled to terminate on March 30, 2001. The current waiver extension will allow additional time for the company to develop a preliminary business plan and review that with the lenders.

"We appreciate our banking partners willingness to recognize our reengineering ACTION as the priority as we continue to work together to develop a revised business plan," said CEO Mr. Robert Kaminski.

Commenting on recent progress, Mr. Kaminski said, "The aggressive reengineering of our operations is well underway and will begin to show significant results beginning in the April - June quarter. The closure of the Company's Kalamazoo Facility and the elimination of 289 positions is behind us. When the Company's Largo Facility closes on April 14, an additional 222 positions will be eliminated."

Leiner Health Products Inc., headquartered in Carson, California, is one of America's leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers. The Company markets more than 500 products under several brand names, including YourLife(R) and Pharmacist Formula(R). For more information about Leiner Health Products, visit www.leiner.com.

FORWARD-LOOKING STATEMENT

CERTAIN OF THE STATEMENTS CONTAINED IN THIS PRESS RELEASE (OTHER THAN STATEMENTS OF HISTORICAL FACT) ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING, WITHOUT LIMITATION, THE COMPANY'S REENGINEERING INITIATIVE, THE COMPANY'S RELATIONSHIP WITH ITS LENDERS, TRENDS IN THE COMPANY'S BUSINESS, AND THE COMPANY'S FUTURE LIQUIDITY REQUIREMENTS AND CAPITAL RESOURCES.

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FORWARD-LOOKING STATEMENTS ARE MADE BASED UPON MANAGEMENT'S CURRENT EXPECTATIONS
AND BELIEFS CONCERNING FUTURE DEVELOPMENTS AND THEIR POTENTIAL EFFECTS UPON THE COMPANY. THERE CAN BE NO ASSURANCE THAT FUTURE DEVELOPMENTS WILL BE IN
ACCORDANCE WITH MANAGEMENT'S EXPECTATIONS OR THAT THE EFFECT OF FUTURE DEVELOPMENTS ON THE COMPANY WILL BE THOSE ANTICIPATED BY MANAGEMENT. THERE CAN
BE NO ASSURANCE THAT THE WAIVER WILL BE EXTENDED BEYOND APRIL 2, 2001. IF THE LENDERS WERE TO ACCELERATE MATURITY OF AMOUNTS DUE UNDER THE AMENDED CREDIT AGREEMENT AND OTHER LONG-TERM DEBT BECAME IMMEDIATELY PAYABLE AS A RESULT OF
SUCH ACTION, THE COMPANY WOULD NOT HAVE SUFFICIENT FUNDS TO REPAY ITS
OUTSTANDING DEBT, AND NO ASSURANCE CAN BE GIVEN THAT ALTERNATIVE SOURCES OF SUFFICIENT FINANCING WOULD BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL. THE IMPORTANT FACTORS DESCRIBED ELSEWHERE IN THIS PRESS RELEASE AND IN THE COMPANY'S FORM 10-Q FOR THE THIRD QUARTER OF FISCAL 2001 ENDED DECEMBER 31, 2000 AND ITS FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2000 ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, COULD AFFECT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE SUCH RESULTS TO DIFFER MATERIALLY FROM ESTIMATES OR EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS. IN LIGHT OF THE FACTORS, THERE CAN BE NO ASSURANCE THAT EVENTS ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE WILL IN FACT TRANSPIRE. THE COMPANY UNDERTAKES NO OBLIGATION TO REPUBLISH REVISED FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


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